CREDIT SUISSE

Confidential

Project Refresh

Presentation to the Board of Directors

February 24, 2010

Description of Proposed Transactions

- Sale of Crystal North America to Cobalt via a merger / split-off transaction
  - Crystal will separate its European operations ("Crystal Europe") from its North American operations ("Crystal North America") by transferring Crystal Europe to SplitCo
    - SplitCo will enter into new commercial agreements with Cobalt
  - Crystal North America will be acquired by Cobalt via a merger of Crystal with a Cobalt subsidiary
    - Implied Crystal North America transaction value includes (i)168.96 million shares of Crystal common stock currently held by Cobalt to be cancelled without consideration, (ii) $8,880 million of assumed Crystal outstanding debt, (iii) $295 million representing amounts owed by Cobalt for tax benefits of Crystal North America subsidiaries and 2009 pension plan contributions by Crystal and (iv) certain assumed unfunded pension liabilities and other items

Source: Draft, dated 2/24/10, of Business Separation and Merger Agreement and Crystal representatives.

Description of Proposed Transactions *(cont'd)*

- Holders of Crystal common stock (other than Cobalt and its affiliates) will be entitled to receive (i) one share of SplitCo common stock (the "Stock Consideration") and (ii) $10.00 in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration") per outstanding share of Crystal common stock
  - Aggregate Cash Consideration will be funded from Crystal cash on hand and funds available from existing Crystal borrowing facilities and/or borrowings by SplitCo paid to Crystal
- Concurrently with the proposed merger, SplitCo will acquire Cobalt's Norwegian and Swedish bottling operations ("Nordics") for $822 million in cash
  - SplitCo will have the right to acquire Cobalt's German bottling operations at fair value at any time between 18 months to 36 months after the date of the Business Separation and Merger Agreement
- The financing by SplitCo of a portion of the aggregate Cash Consideration, the Nordics acquisition and ~$1billion share repurchase program are expected by Crystal management to result in SplitCo leverage of up to 3.0x debt/EBITDA

Source: Draft, dated 2/24/10, of Business Separation and Merger Agreement and Crystal representatives.

Crystal implied valuation summary

Enterprise value / Share price

($ in billions, except per share amounts)



$28.0
$25.0
$22.0
$19.0
$16.0
$13.0
$10.0
Crystal closing stock price (2/23/10): $19.27
$20.7 / $24.11
$17.8 / $18.59
$24.7 / $31.47
$20.3 / $23.40
$19.6 / $21.98
$13.2 / $9.70
$22.3 / $27.00
$19.1 / $21.00
Selected public companies analysis
Discounted cash flow analysis
52-week high / low (1) (as of 2/23/10)
Analyst estimates (1)

Implied multiples

($ in millions)

Enterprise value / Metric		Selected public companies analysis			Discounted cash flow analysis			52-week high / low			Analyst estimates		
2009A EBITDA	$2,602	6.8x	–	8.0x	7.8x	–	9.5x	5.1x	–	7.5x	7.3x	–	8.6x
2010E EBITDA	2,800	6.4x	–	7.4x	7.3x	–	8.8x	4.7x	–	7.0x	6.8x	–	7.9x

Source: Crystal financial data per Crystal management.

Note: Enterprise value adjustments include debt of $8,777 million, plus $582 million of unfunded pension liability, plus minority interest of $23 million, less cash and cash equivalents of $1,056 million. Fully diluted shares based on 491.3 million shares outstanding, 32.7 million outstanding options converted based on treasury method and 15.5 million restricted shares and share units.

(1) For informational purposes only.

Crystal selected public companies analysis

Selected public companies trading statistics

($ in millions, except per share amounts)

	Closing Stock Price 2/23/2010	Equity Value	Enterprise Value	EBITDA margin 2010E	EBITDA margin 2011E	Enterprise Value / EBITDA 2009E	Enterprise Value / EBITDA 2010E	Enterprise Value / EBITDA 2011E
Coca-Cola Amatil	11.05	$7,424	$8,795	22.4%	22.6%	12.6x	9.4x	8.6x
Coca-Cola Hellenic	17.94	8,896	12,167	16.0%	16.2%	8.6x	8.3x	7.7x
Coca-Cola Icecek	13.10	2,161	2,683	15.8%	16.7%	10.8x	9.2x	7.5x
Dr Pepper Snapple Group	28.42	7,243	10,075	22.4%	23.3%	8.2x	7.8x	7.4x
Britvic	4.26	1,432	2,271	16.5%	17.0%	9.6x	8.6x	8.0x
Crystal (Management)	$19.27	$9,757	$18,083	12.5%	12.4%	6.9x	6.5x	6.2x
Crystal (I/B/E/S)	19.27	9,757	18,083	12.3%	12.3%	6.9x	6.6x	6.4x
Pepsi Bottling Group (Unaffected) (1)	38.08	5,343	11,098	13.3%	13.3%	6.3x	6.2x	6.1x
PepsiAmericas (Unaffected) (1)	29.74	2,503	4,739	15.5%	15.6%	7.1x	6.8x	6.6x

Source: Public filings, I/B/E/S, Wall Street equity research and FactSet.
Note: Stock prices in local currencies. Multiples calendarized for December 31 year-end. Fully diluted share count based on options exercisable.
(1) Equity and Enterprise Values and multiples based on unaffected share price as of 4/17/2009 for PBG and PAS of $25.20 and $19.88, respectively, the last trading day prior to public announcement of unsolicited acquisition proposal by Pepsi.

Selected public companies analysis

($ in millions, except per share amounts)

	Metric	Selected multiple range Low	-	Selected multiple range High	Implied enterprise value Low	-	Implied enterprise value High	Implied equity value Low	-	Implied equity value High	Implied equity value per share Low	-	Implied equity value per share High
2010E EBITDA	$2,800	6.5x	-	7.5x	$18,200	-	$21,000	$9,874	-	$12,674	$19.36	-	$24.67
2011E EBITDA	2,911	6.0x	-	7.0x	17,466	-	20,377	9,141	-	12,052	17.94	-	23.51
Reference range					**$17,800**	-	**$20,700**	**$9,474**	-	**$12,374**	**$18.59**	-	**$24.11**

Source: Crystal financial data per Crystal management.
Note: Enterprise value adjustments include debt of $8,777 million, $582 million of unfunded pension liability, minority interest of $23 million and cash and cash equivalents of $1,056 million.
Equity value per share calculated based on 491.3 million shares outstanding, 32.7 million outstanding options converted based on treasury method and 15.5 million restricted shares and share units.

Crystal discounted cash flow analysis summary

($ in millions, except per share amounts)

	Low	–	High
Discount rate	6.5%	–	8.0%
Terminal multiple of 2014E EBITDA	6.75x	–	8.00x
Implied enterprise value	**$20,319**	**–**	**$24,664**
Corporate adjustments (1)	(8,326)	–	(8,326)
Implied equity value	**$11,993**	**–**	**$16,338**
Implied equity value per share (2)	$23.40	–	$31.47

Source: Crystal financial data per Crystal management.

Note: 2010E - 2014E unlevered free cash flow discounted to 12/31/09.

(1) Corporate adjustments include debt of $8,777 million, $582 million of unfunded pension liability, minority interest of $23 million and cash and cash equivalents of $1,056 million.

(2) Fully diluted shares based on 491.3 million shares outstanding, 32.7 million outstanding options converted based on treasury method, and 15.5 million restricted shares and share units.

Merger Consideration / SplitCo implied valuation summary

Implied per share value of Merger Consideration (Includes Stock Consideration and Cash Consideration)


$40.00
$35.00
$30.00
$25.00
$36.47
$31.57
$32.19
$29.13
Selected
public companies analysis
Discounted
cash flow analysis

Implied enterprise value	$9.0bn - $10.1bn	$9.9bn - $11.6bn

Implied multiples[(1)]

($ in millions)

Enterprise value /	Metric						
2009A EBITDA	$1,170	7.7x	–	8.6x	8.5x	–	9.9x
2010E EBITDA	1,294	7.0x	–	7.8x	7.7x	–	9.0x
2010E EPS	1.57	12.2x	–	14.2x	13.8x	–	16.9x

Source: SplitCo financial data per Crystal management. Financial metrics adjusted for HQ allocations.
Note: Enterprise value adjustments include SplitCo debt of $3,413 million and $1,202 million of SplitCo cash and cash equivalents. SplitCo fully diluted shares based on 343.3 million shares outstanding, 6.4 million outstanding options converted based on treasury method and 9.3 million restricted shares and share units.
(1) Excludes Cash Consideration.

SplitCo selected public companies analysis

Selected public companies trading statistics

($ in millions, except per share amounts)

	Closing Stock Price 2/23/2010	Equity Value	Enterprise Value	EBITDA margin 2010E	EBITDA margin 2011E	Enterprise Value / EBITDA 2009E	Enterprise Value / EBITDA 2010E	Enterprise Value / EBITDA 2011E
Britvic	4.26	$1,432	$2,271	16.5%	17.0%	9.6x	8.6x	8.0x
Coca-Cola Hellenic	17.94	8,896	12,167	16.0%	16.2%	8.6x	8.3x	7.7x
Coca-Cola Icecek	13.10	2,161	2,683	15.8%	16.7%	10.8x	9.2x	7.5x
Dr Pepper Snapple Group	28.42	7,243	10,075	22.4%	23.3%	8.2x	7.8x	7.4x

Source: Public filings, I/B/E/S, Wall Street equity research and FactSet.
Note: Stock prices in local currency. Multiples calendarized for December 31 year-end. Fully diluted share count based on options exercisable.

Selected public companies analysis (Excludes Cash Consideration)

($ in millions, except per share amounts)

		Selected multiple range			Implied enterprise value			Implied equity value			Implied equity value per share		
	Metric	Low	–	High	Low	–	High	Low	–	High	Low	–	High
2010E EBITDA	$1,294	7.00x	–	8.00x	$9,055	–	$10,349	$6,844	–	$8,137	$19.28	–	$22.88
2011E EBITDA	1,363	6.50x	–	7.25x	8,859	–	9,881	6,648	–	7,670	18.74	–	21.58
Reference range					**$9,000**	–	**$10,100**	**$6,789**	–	**$7,889**	**$19.13**	–	**$22.19**

Source: SplitCo financial data per Crystal management. Financial metrics adjusted for HQ allocations.
Note: Enterprise value adjustments include SplitCo debt of $3,413 million and $1,202 million of SplitCo cash and cash equivalents.
Equity value per share calculated based on SplitCo 343.3 million shares outstanding, 6.4 million outstanding options converted based on treasury method, and 9.3 million restricted shares and share units.

SplitCo discounted cash flow analysis summary

($ in millions, except per share amounts)

	Low	–	High
Discount rate	7.5%	–	9.0%
Terminal multiple of 2014E EBITDA	7.25x	–	8.25x
Implied enterprise value	**$9,879**	**–**	**$11,636**
Corporate adjustments (1)	(2,211)	–	(2,211)
Implied equity value	**$7,667**	**–**	**$9,424**
Implied equity value per share (2)(3)	$21.57	–	$26.47

Source: SplitCo financial data per Crystal management.

Note: 2010E - 2014E unlevered free cash flow discounted to 12/31/09. Financials adjusted for HQ allocation.

(1) Corporate adjustments include SplitCo debt of $3,413 million and $1,202 million of SplitCo cash and cash equivalents.

(2) SplitCo fully diluted shares based on shares outstanding of 343.3 million, 6.4 million outstanding options converted based on treasury method, and 9.3 million restricted shares and share units.

(3) Excludes Cash Consideration.

Financial analysis summary

Selected public companies analysis



Crystal common stock
Merger Consideration
$24.11
$18.59
$32.19
$29.13
Crystal closing stock price (2/23/10): $19.27
Implied per share values

Discounted cash flow analysis



Crystal common stock
Merger Consideration
$31.47
$23.40
$36.47
$31.57
Implied per share values

Appendix

Crystal – Two-year historical stock price performance

Current Price	Average Price						52-week	
	5-day	1-month	3-month	6-month	1-year	2-year	High	Low
$19.27	$19.55	$20.07	$20.45	$20.45	$18.19	$17.41	$21.98	$9.70



$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
30,000
25,000
20,000
15,000
10,000
5,000
0
2/23/08
6/23/08
10/23/08
2/20/09
6/24/09
10/23/09
2/23/10
7/17/08: Announced $5.3bn write-off of franchise license in North America. Lowered 2008 EPS guidance to $1.40-$1.45
4/28/09: Reported 1Q09 EPS of $0.20, beating consensus estimates by $0.15, and announced 2009 EPS guidance of $1.24-$1.29
8/4/09: PEP announced definitive merger agreements with PBG ($36.50) and PAS ($28.50)
10/28/09: Reported 3Q09 EPS of $0.51, beating consensus estimates by $0.05, and raised full-year 2009E EPS guidance to $1.54-$1.57
10/23/08: Reported 3Q08 EPS of $0.46, meeting consensus estimates, but lowered full-year 2008E EPS guidance to $1.25-$1.29
4/24/08: Reported 1Q08 EPS of $0.02; revised FY2008 EPS guidance ($1.50-$1.55) in line with analysts' estimates of $1.52
02/10/10: Reported 4Q09 EPS of $0.22, beating consensus estimates by $0.02, and confirmed 2010 EPS guidance
7/29/09: Reported 2Q09 EPS of $0.67, beating consensus estimates by $0.16, and announced 2009 EPS guidance of $1.44-$1.49
10/10/08: JPMorgan disclosed that it had sold 8.7mm Crystal shares in public market on behalf of a Crystal board member
4/20/09: PEP announced bid to acquire PBG ($29.50) and PAS ($23.27) in a 50% stock / 50% cash transaction

Source: FactSet as of 2/23/10.

Crystal historical forward EBITDA multiples



February 23, 2005 – February 23, 2010
Crystal
Current (02/23/10): 6.6x
1-yr average: 6.6x
2-yr average: 6.5x
3-yr average: 7.0x
5-yr average: 7.2x
April 19, 2009: PEP/PBG/PAS announcement
Crystal 5-year average: 7.2x
November 2008: 5.5x
10.0x
9.5x
9.0x
8.5x
8.0x
7.5x
7.0x
6.5x
6.0x
5.5x
5.0x
02/23/05
02/23/06
02/23/07
02/23/08
02/22/09
02/23/10
8.3x
6.6x
Crystal
Selected public companies average

Source: FactSet. I/B/E/S estimates.
Note: Selected public companies average includes Pepsi Bottling Group, PepsiAmericas, Coca-Cola Amatil, Coca-Cola Hellenic, Coca-Cola Icecek, and Britvic. Excludes Dr Pepper Snapple Group, which started trading on 5/7/08.

Crystal – Wall Street analyst price targets

Broker price targets

Target Price Date	Brokers	Analyst	Ratings	Target price	Premium / (discount) to current [(1)]
02/11/10	HSBC	Lauren Torres	Buy	$25.00	29.7%
02/11/10	JP Morgan	John Faucher	Hold	23.00	19.4%
02/10/10	Barclays Capital	Michael Branca	Hold	24.00	24.5%
02/10/10	BAS - ML	Christine Farkas	Buy	22.00	14.2%
02/10/10	Calyon Securities	Caroline Levy	Buy	25.00	29.7%
02/10/10	Citi	Wendy Nicholson	Hold	23.00	19.4%
02/10/10	Deutsche Bank	Marc Greenberg	Hold	21.00	9.0%
02/10/10	Goldman Sachs	Judy Hong	Buy	27.00	40.1%
02/10/10	Stifel Nicolaus	Mark Swartzberg	Buy	24.00	24.5%
02/10/10	UBS	Kaumil Gajrawa	Buy	24.00	24.5%
02/08/10	Credit Suisse	Carlos Laboy	Buy	26.00	34.9%
10/29/09	Argus Research	Erin Ashley Smith	Buy		
	Average			**$24.00**	**24.5%**

(1) Based on Crystal closing stock price of $19.27 as of 2/23/10.

Evolution of recommendations vs. stock price



# of Analysts: 12 12 13 13 12 12 12 12 12 13 14 14 14
100%
80%
60%
40%
20%
0%
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
83% 75% 62% 69% 67% 58% 42% 33% 33% 38% 36% 36% 29%
17% 25% 38% 31% 33% 42% 58% 67% 67% 62% 64% 64% 71%
Feb-09 Mar-09 Apr-09 May-09 June-09 July-09 Aug-09 Sept-09 Oct-09 Nov-09 Dec-09 Jan-10 Feb-10
Buy
Hold
Sell
Actual price
Target Price

Source: Wall Street equity research, Bloomberg and FactSet.

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